Exhibit 8.1

LIST OF SUBSIDIARIES

The following is a list of the Registrant’s subsidiaries as of December 31, 2006, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Company Name	Jurisdiction of Incorporation
QIAGEN BV	The Netherlands
QIAGEN Deutschland Holding GmbH	Germany
QIAGEN GmbH	Germany
QIAGEN Finance (Deutschland) GmbH	Germany
QIAGEN Hamburg GmbH	Germany
QIAGEN, Inc. (Canada)	Canada
QIAGEN, Inc. (USA)	California
QIAGEN Instruments AG	Switzerland
QIAGEN KK	Japan
QIAGEN Ltd.	UK
QIAGEN North American Holding Inc.	California
QIAGEN NV	Netherlands
QIAGEN Pty. Ltd.	Australia
QIAGEN S.A.	France
QIAGEN Sciences, Inc.	Maryland
QIAGEN Shared Services, Inc.	Maryland
QIAGEN SpA	Italy
QIAGEN Vertriebsges. mbH	Austria
Genaco Biomedical Products, Inc.	USA
Gentra Systems, Inc.	USA
Nextal Biotechnology Inc.	Canada
Shenzhen PG Biotech Co. Ltd.	China